Exhibit 2.3

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

ROOSTER ACQUISITION CORP.

and

MICROMUSE INC.

Dated as of December 20, 2005

TABLE OF CONTENTS

Page
ARTICLE I

The Merger

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	1
SECTION 1.03. Effective Time of the Merger	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and Bylaws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	2

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock	2
SECTION 2.02. Exchange of Certificates	3

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	5
SECTION 3.02. Representations and Warranties of Parent and Sub	35

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	36
SECTION 4.02. No Solicitation	42
SECTION 4.03. Conduct by Parent	44

i

SECTION 8.10. Waiver of Jury Trial	64
SECTION 8.11. Enforcement	65
SECTION 8.12. Consents and Approvals	65
SECTION 8.13. Severability	65

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adjusted Options	5.04(a)(ii)
Adverse Recommendation Change	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Appraisal Shares	2.02(g)
Assumed Shares	5.04(a)(v)
Benefit Agreements	3.01(g)
Benefit Plans	3.01(k)(i)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Preamble
Company Bylaws	3.01(a)
Company Certificate	1.05(a)
Company Common Stock	2.01
Company Letter	8.03(b)
Company Personnel	3.01(g)
Company Preferred Stock	3.01(c)(i)
Company Product	8.03(c)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	3.01(d)
Derivative Work	3.01(p)(iii)
DGCL	1.01
Disclosable Communication	4.02(c)
Effective Time	1.03
Environmental Claim	3.01(l)
Environmental Laws	3.01(l)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
ESPP Accumulation Period	5.04(f)

Term	Section
Exchange Act	3.01(d)
FCC	5.02(b)
FCC Licenses	5.02(b)
Filed SEC Documents	3.01(e)(i)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)
Hazardous Substances	3.01(l)
HSR Act	3.01(d)
indebtedness	3.01(c)(v)
Intellectual Property	3.01(p)(iv)
IRS	3.01(m)(i)
Judgment	3.01(d)
knowledge	8.03(d)
Law	3.01(d)
Leased Real Property	3.01(o)(ii)
Legal Restraints	6.01(c)
Liens	3.01(b)
made available	8.03(e)
Major Customer	3.01(i)(i)(T)
Major Customer Contract	3.01(i)(i)(T)
Major Supplier	3.01(i)(i)(U)
Major Supplier Contract	3.01(i)(i)(U)
Material Adverse Effect	8.03(f)
Merger	Recitals
Merger Consideration	2.01(c)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Option Exchange Ratio	5.04(a)(ii)
Parent	Preamble
Parent Common Stock	5.04(a)(ii)
Parent Contract	8.03(g)
Paying Agent	2.02(a)
Pension Plan	3.01(m)(i)
Permit	8.03(h)
Permitted Liens	3.01(i)(i)(G)
person	8.03(i)
Post-Signing Returns	4.01(b)
Primary Company Executives	3.01(n)(vii)
principal executive officer	3.01(e)(iii)
principal financial officer	3.01(e)(iii)
Proxy Statement	3.01(d)
Release	3.01(l)
Residual Stock Plan Shares	5.04(a)(v)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02(g)

Term	Section
Securities Act	3.01(e)(i)
Software	3.01(p)(iv)
SOX	3.01(e)(i)
Stockholder Approval	3.01(r)
Stockholders Meeting	5.01(c)
Stock Options	3.01(c)(i)
Sub	Preamble
subsidiary	8.03(j)
Subsidiary	8.03(k)
Substituted Options	5.04(a)(ii)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
Taxes	3.01(n)(xiii)
Tax Return	3.01(n)(xiii)
Taxing Authority	3.01(n)(xiii)
Terminated Option	5.04(a)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
Welfare Plan	3.01(m)(iv)

v

AGREEMENT AND PLAN OF MERGER dated as of December 20, 2005 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), ROOSTER ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and MICROMUSE INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company’s stockholders);

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the first business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such first business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by the DGCL (as reasonably agreed by the parties), and executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Company, as amended, (the “Company Certificate”) shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled and retired in accordance with Section 2.01(b) and (ii) the Appraisal Shares) shall be converted into the right to receive $10.00 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify and which the Company shall reasonably approve) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(g) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c), without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the Company Letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates, provided that disclosure in any section of such Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent copies of the Company Certificate and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since September 30, 2003. The Company has made available to Parent and its representatives copies of all resolutions of the Board of Directors and each committee of the Board of Directors of the Company in respect of this Agreement and the transactions contemplated hereby.

(b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth a complete and accurate list of each Subsidiary and its place of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options to purchase, security interests or other encumbrances of any kind or nature whatsoever other than Taxes not yet due and payable (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share of the Company (the “Company Preferred Stock”). At the close of business on December 15, 2005, (A) 79,886,141 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (B) 3,040,696 shares of Company Common Stock were held by the Company as treasury shares, (C) 18,060,815 shares of Company Common Stock were subject to outstanding options (other than rights under the 1998 Employee Stock Purchase Plan (the “ESPP”)) to acquire shares of Company Common Stock pursuant to the 1997 Stock

Option/Stock Issuance Plan and the 1998 Non-Officer Stock Option/Stock Issuance Plan (together with any other stock options granted after the date of this Agreement under the Company Stock Plans pursuant to the terms of this Agreement or the Company Letter, the “Stock Options”) (such plans, together with the ESPP, the “Company Stock Plans”) and (D) 729,040 shares of Company Common Stock were reserved and available for issuance pursuant to the ESPP. No shares of Company Common Stock are subject to transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company. Other than the Company Stock Plans, there is no Contract, plan or other arrangement providing for the grant of options exercisable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary. The Company has made available to Parent a complete and accurate list, as of the close of business on December 15, 2005, of all outstanding Stock Options, the number of shares subject to each such Stock Option, the grant dates, exercise prices and vesting schedule of each such Stock Option and the name of the holder thereof. As of the date of this Agreement, other than the Stock Options and rights under the ESPP, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise. As of the close of business on December 15, 2005, there were outstanding rights to purchase 421,250 shares of Company Common Stock under the ESPP (assuming the fair market value per share of Company Common Stock on the last day of the ESPP Accumulation Period will be equal to the Merger Consideration). As of the last day of the most recent semi-monthly payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the ESPP was $1,200,000.

(ii) Except as set forth in Section 3.01(c)(i), as of the close of business on December 15, 2005, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities or other similar rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof, in any such case whether or not granted in tandem with a related Stock Option, were issued, reserved for issuance or outstanding. Since December 15, 2005, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement and (B) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than rights under the ESPP.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, and (B) except as set forth in this Section 3.01(c), securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital or voting stock of the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except (A) as set forth above, and (B) for rights under the ESPP or the Stock Options in effect as of the date of this Agreement there are no securities, options, warrants, calls, rights, commitments, agreements, instruments, arrangements, understandings, obligations, undertakings or other Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or other Contract. As of the date of this Agreement and without giving effect to Section 5.04(a), each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Stock Option. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (B) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(iv) All Stock Options may be treated in accordance with Section 5.04(a).

(v) As of the date of this Agreement and excluding any indebtedness of the Company or any Subsidiary to any Subsidiary and any indebtedness of any Subsidiary to the Company, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) amounts owing as deferred purchase price for the purchase of any property, (C) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (D) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business which in the case of this clause (D) are in excess of $1,000,000 in the aggregate, or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (other than, in the case of clauses (A) through (D), accounts payable to trade creditors and accrued expenses arising in the ordinary course of business) (collectively, “indebtedness”).

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger (subject to obtaining the Stockholder Approval) and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger and this Agreement (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(c), and

(iv) recommending that the Company’s stockholders adopt this Agreement. The execution and delivery of this Agreement, the consummation of the Merger and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (i) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, legally binding arrangement, legally binding understanding, obligation or undertaking, whether oral or written (each, including all amendments thereto, a “Contract”) or Permit to which the Company or any of its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to, other than any Parent Contract or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Federal, state or local, domestic or foreign statute, law, code, ordinance, rule or regulation (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (i) with respect to the Subsidiaries of the Company and in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens, rights or entitlements that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company or that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent, materially impede or materially delay the consummation of the Merger. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the compliance by the Company with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the compliance by the Company with the provisions of this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company.

(e) SEC Documents. (i)The Company has made available to Parent, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and accurate copies of all reports, schedules, forms, statements and other documents filed with the SEC by the Company since December 31, 2002 (together with all information incorporated therein by reference, the “SEC Documents”). The Company has filed with the SEC each report, schedule, form, statement or other document or filing required by Law to be filed. No Subsidiary is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), in each case, applicable to such SEC Documents at the time of filing, and none of the SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had, or are reasonably likely to have, a Material Adverse Effect on the Company.

(ii) The Company is in material compliance with the provisions of SOX applicable to it.

(iii) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

(v) The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

(vi) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed in all material respects to ensure that (A) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to any such information that was supplied by or on behalf of Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Absence of Certain Changes or Events. (i) As of the date of this Agreement, since September 30, 2004, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any Material Adverse Effect on the Company or any state of facts, change, development, event, effect, condition or occurrence which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company or (B) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries.

(ii) As of the date of this Agreement, since September 30, 2005, there has not been (A) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary to its parent, (B) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (C)(1) any granting by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus opportunity or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base compensation or benefits, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice, (D) any granting by the Company or any of its Subsidiaries to any Company Personnel of any severance or termination pay, change in control or similar compensation or benefits or increases therein or of the right to receive any severance or termination pay, change in control or similar compensation or benefits or increases therein, (E) any entry by the Company or any of its Subsidiaries into, or any amendment of, (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, or (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such Contracts under this clause (E), including any Contract which is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (F) the grant or amendment of any incentive award (including Stock Options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award, (G) any amendment to, or modification of, any Company Stock Plan, (H) any change in financial or tax accounting principles, methods or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (I) any material Tax election or change in any material Tax election or any settlement or compromise of any material income Tax liability or (J) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries.

(iii) Since June 30, 2005, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables production practices in accordance with the ordinary course of business consistent with past practice and has not engaged in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity, in each case in this clause (D) in a manner outside the ordinary course of business or inconsistent with past practice.

(h) Litigation. Section 3.01(h) of the Company Letter sets forth a complete and accurate list of all claims, actions, suits or judicial, administrative and regulatory proceedings or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries as of the date hereof (i) which involves an amount in controversy in excess of $500,000 (or the equivalent amount in any other applicable currency based on the exchange rate published in the Financial Times (or such other authority agreed by Parent and the Company) on the business day five days prior to the date of this Agreement as the mid-point closing U.S. dollar exchange rate with respect to such currency for the most recent prior business day), (ii) which seeks material injunctive relief, (iii) which may give rise to any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) which if resolved in accordance with plaintiff’s demands is reasonably likely to have a Material Adverse Effect on the Company. As of the date hereof, there is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company.

(i) Contracts. (i) Section 3.01(i) of the Company Letter contains a complete and accurate list, as of the date hereof, of:

(A) each Contract to which the Company or a Subsidiary is a party (except for any Parent Contract) that is material to the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, and that is not otherwise listed in Sections 3.01(i)(i)(B) through (V) of the Company Letter;

(B) each Contract (except for any Parent Contract) pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(C) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted, with respect to the development, manufacture, marketing or distribution of their respective products or services;

(D) each Contract with (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements providing solely for “at will” employment with no right to severance benefits except as required by applicable Law, (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements);

(E) each Contract (except for any Parent Contract) under which the Company or any of its Subsidiaries has incurred any indebtedness (other than accounts payable to trade creditors) having an aggregate principal amount in excess of $300,000;

(F) each material Contract (except for this Agreement and Contracts described in Section 3.01(i)(O) below) to which the Company or a Subsidiary is a party that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Merger, including in order to avoid termination of or loss of a material benefit under any such Contract;

(G) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party creating or granting a material Lien (including Liens upon material properties acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens that are not reasonably likely to adversely interfere in a material way with the use of assets encumbered thereby (“Permitted Liens”);

(H) each material Contract (except for any Parent Contract) containing any provisions (1) with respect to a change in control or similar event with respect to the Company or its Subsidiaries or otherwise having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a material default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the material properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person or (2) having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(I) each Contract to which the Company or a Subsidiary is a party providing for payments of royalties or other license fees to third parties in excess of $250,000 annually that is not terminable on 90 days or less notice (and which Contract is not otherwise listed in Section 3.01(p) of the Company Letter);

(J) each material Contract granting an end-user customer license to any Company Product that is not limited to the internal use of such customer and its affiliates;

(K) each Contract (except for any Parent Contract) pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(L) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party granting the other party to such Contract or a third party “most favored nation” pricing that (1) applies to the Company or any of its Subsidiaries or (2) immediately following the Merger would apply to Parent or any of its subsidiaries other than the Surviving Corporation;

(M) each Contract (except for any Parent Contract) pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code, other than such Contracts which provide for source code for any Company Product to be put in escrow substantially on the Company’s standard terms and conditions;

(N) each Contract to which the Company or a Subsidiary is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(O) each Contract to which the Company or a Subsidiary is a party with any Governmental Entity other than any Contract which is immaterial to the Company;

(P) each material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding pursuant to which the Company or any of its Subsidiaries have continuing performance obligations;

(Q) each Contract to which the Company or a Subsidiary is a party providing for future performance by the Company or a Subsidiary in consideration of amounts previously paid;

(R) each Contract (except for any Parent Contract) to which the Company or a Subsidiary is a party providing for material liquidated damages;

(S) each Contract to which the Company or a Subsidiary is a party for professional services engagements for a fixed fee that guarantees a specific result;

(T) each Contract between the Company or any of its Subsidiaries and any of the 20 largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended September 30, 2005 (each such customer, a “Major Customer” and each such Contract, a “Major Customer Contract”);

(U) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended September 30, 2005 (each such licensor or other supplier, a “Major Supplier” and each such Contract, a “Major Supplier Contract”); and

(V) each Contract (except for any Parent Contract) which has aggregate future sums due from the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $750,000.

The Company has made available to Parent copies of the Contracts referred to above. Each material Contract (other than real property leases) of the Company or any of its Subsidiaries is in full force and effect (except for those Contracts that have expired or terminated in accordance with their terms) and is a valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries has performed or is performing in all material respects all material obligations required to be performed by it under its material Contracts (other than real property leases) and is not (with or without notice or lapse of time or both) in breach or default in any material respect and as of the date of this Agreement has not waived its right to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, as of the date of this Agreement no other party to any of its material Contracts (other than real property leases) is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder and to the knowledge of the Company, as of the date of this Agreement there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any such material Contract.

(ii) As of the date of this Agreement, since September 30, 2004, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any amendment to any of its Major Customer Contracts or Major Supplier Contracts (other than, in the case of amendments, in the ordinary course of business consistent with past practice), or any of its existing relationships, with the Company or any of its Subsidiaries.

(j) Compliance with Laws. The Company and its Subsidiaries have in effect all Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted, except those the absence of which is not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have complied and are in compliance in all material respects with all applicable Laws and Judgments. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and compliance with the terms of this Agreement are not reasonably likely to, cause the revocation or cancelation of any material Permit, except for Permits with respect to which the Company furnishes Parent written notice following the date of this Agreement which is sufficiently timely for Parent to prevent any such revocation or cancelation. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication since September 30, 2002, from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit.

(k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i) Except as disclosed in the Filed SEC Documents, since September 30, 2004, none of the Company or any of its Subsidiaries has terminated, adopted, amended or agreed to terminate, adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States) maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”), in each case, providing benefits to any Company Personnel, but not including the Benefit Agreements (all such plans, arrangements and understandings, including any such plan, arrangements or understanding entered into or adopted on or after the date of this Agreement, collectively, “Benefit Plans”) or made any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined.

(ii) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which it is bound. Since September 30, 2002, neither the Company nor any of its Subsidiaries has been subject to any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Each of the Company and its Subsidiaries is, and since September 30, 2002, has been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since September 30, 2002, has not, engaged in any material unfair labor practice. The Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries which is pending and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l) Environmental Matters. Except for any relevant matters disclosed in the Filed SEC Documents, (i) the Company and each of its Subsidiaries are, and since September 30, 2002 have been, in compliance in all material respects with all applicable material Environmental Laws; (ii) as of the date of this Agreement, there are no pending, or to the knowledge of the Company or any of its Subsidiaries, threatened material Environmental Claims against the Company or any of its Subsidiaries; (iii) since September 30, 2002 until the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice that the Company or any of its Subsidiaries is in non-compliance in any material respect with any Environmental Law or subject to potential liability under any Environmental Law, including potential material liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state Law; (iv) to the knowledge of the Company, as of the date of this Agreement, since September 30, 2002, there have been no material Releases of Hazardous Substances on, at, under or about any properties then owned, leased or operated by the Company or any of its Subsidiaries, and during such period neither the Company nor any of its Subsidiaries has Released, disposed of or arranged for the disposal of Hazardous Substances at any on-site or off-site location; and (v) to the knowledge of the Company, as of the date of this Agreement there are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of an Environmental Claim against, the Company or any of its Subsidiaries in connection with any Environmental Law. For purposes of this Agreement, the term “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Substances at any location or (2) the failure to comply with any Environmental Law. For purposes of this Agreement, the term “Environmental Laws” shall mean any applicable Laws, Judgments, enforceable requirements, agreements or Permits issued, promulgated or entered into by any Governmental Entity relating to protection of the environment, natural resources or human health, safety, or to the use, management, disposal, Release or threatened Release of Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” shall mean any explosive, radioactive, toxic substances or hazardous wastes, substances or materials (including asbestos or asbestos-containing materials, polychlorinated biphenyls, petroleum and petroleum products) but excluding office and janitorial supplies properly and safely maintained and used in compliance in all material respects with Environmental Laws in the ordinary course of the Company’s business. For purposes of this Agreement, the term “Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, leaching, injecting, dumping, disposing or migrating into or through the environment.

(m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and accurate list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that are in effect as of the date of this Agreement. The Company has made available to Parent copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan (if any such report was required under applicable Law), (C) the most recent summary plan description for each Benefit Plan for which a summary plan description is required under applicable Law and (D) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in accordance with its terms and applicable Law, including ERISA and the Code, except as is not reasonably likely to result in a liability that would be material to the Company and its Subsidiaries, taken as a whole.

(ii) All Pension Plans intended to be tax qualified have been the subject of determination letters from the IRS with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plans are qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has submitted an application for such determination letter within the time period permitted under the Code, and no determination letter or application therefor has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent determination letter, opinion letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Pension Plans required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect any such approval relating thereto or materially increase the costs relating thereto. The Company has made available to Parent a copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a copy of each pending application for a determination or approval letter, if any.

(iii) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Title IV of ERISA or is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities.

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits (each, a “Welfare Plan”) is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is self-insured. There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(v) Section 3.01(m)(v) of the Company Letter sets forth a complete and accurate list, as of the date of this Agreement, of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel would become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger (alone or in combination with any other event), or any benefits the value of which would be calculated on the basis of the Merger (alone or in combination with any other event), (B) the names of all Company Personnel entitled to severance benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date pursuant to any employment, severance, termination or change in control agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and such Company Personnel, on the other hand and (C) the category or type of each such severance, termination or change in control benefit to which such Company Personnel is entitled; provided, however, that in no event shall Section 3.01(m)(v) of the Company Letter be required to set forth (I) any payments attributable to the accelerated vesting of outstanding Stock Options, in each case, in accordance with Section 5.04(a), or (II) any obligation to pay cash severance of an amount that is not more than $50,000 to any Company Personnel who is not an officer or director of the Company or its Subsidiaries. Except as set forth in Section 3.01(m)(v) of the Company Letter, no Company Personnel will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger (alone or in combination with any other event) or any benefits the value of which will be calculated on the basis of the Merger (alone or in combination with any other event). Except as set forth in Section 3.01(m)(v) of the Company Letter, the execution and delivery of this Agreement, the consummation of the Merger (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (A) entitle any Company Personnel to severance, termination or change in control or similar benefits, (B) trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits or the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates, (C) increase the cost of any Benefit Plan, Benefit Agreement or any other employment arrangement or (D) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, any Benefit Plan or Benefit Agreement.

(vi) The deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements will not be subject to disallowance under Section 162(m) of the Code.

(vii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All material contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its Subsidiaries have been timely made. No Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that is reasonably likely to subject the Company, any of its Subsidiaries or any of their respective officers, directors or employees or any Non-Affiliate Plan Fiduciary, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, as of the date of this Agreement, any

Non-Affiliate Plan Fiduciary, nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company, any Subsidiary of the Company or, to the knowledge of the Company, as of the date of this Agreement, any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) The Company and its Subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the failure to comply with any applicable Laws regarding the classification (as employees or independent contractors) of persons hired to provide services as independent contractors of the Company or any of its Subsidiaries.

(n) Taxes. (i) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has timely paid all material Taxes due and owing, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) As of the date of this Agreement, no material Tax Return of the Company or any of its Subsidiaries is currently under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination or concluded litigation relating to Taxes by any Taxing Authority has been timely paid. As of the date of this Agreement, no issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination, that are reasonably likely to recur in a later taxable period, except for issues that individually or in the aggregate are not reasonably likely to result in a material liability for the Company or any of its Subsidiaries.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material Taxes has been executed or filed with any taxing authority.

(iv) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves have been established.

(v) None of the Company or any of its Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to material Taxes (including any advance pricing agreement, closing agreement pursuant to Section 7121 of the Code, or other agreement relating to Taxes with any Taxing Authority).

(vi) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Law, or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(vii) Other than payments that may be made to persons set forth on Section 3.01(n)(vii) of the Company Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger by any Company Personnel who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Benefit Plan, Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross up or other payment) from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual. The Company Letter sets forth a complete and accurate list of the Company’s reasonable, good faith estimates of the maximum amount that could be paid to each Primary Company Executive as a result of the Merger (alone or in combination with any other event) under all Benefit Agreements and Benefit Plans. The Company has provided Parent with documentation evidencing the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive as of the date of this Agreement.

(viii) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable Laws.

(ix) Neither the Company nor any of its Subsidiaries has ever participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(x) All material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder. None of the Company or any of its Subsidiaries is a party to any material cost-sharing agreement or similar arrangement which is not a “qualified cost sharing arrangement” within the meaning of U.S. Treasury Regulation Section 1.482-7. All material intercompany payments have been calculated in accordance with U.S. Treasury Regulation Section 1.482-7. Each of the Company and its Subsidiaries has maintained all necessary documentation in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder, except as is not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(xi) Neither the Company nor any of its Subsidiaries has ever made an election under Section 1362 of the Code to be treated as an S corporation for Federal income Tax purposes or made a similar election under any comparable provision of any Tax Law.

(xii) Each of the Company and its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings that were provided by any relevant Taxing Authority, except as is not reasonably likely to result in a liability that is material to the Company and its Subsidiaries, taken as a whole.

(xiii) For purposes of this Agreement, “Taxes” shall include all (A) Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, and any obligations under any Permits or any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B). For purposes of this Agreement, “Taxing Authority” shall mean any Governmental Entity exercising regulatory authority in respect of any Taxes. For purposes of this Agreement, “Tax Return” shall mean any Federal, State and local, domestic and foreign return, declaration, report, form, claim for refund, disclosure statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)), or information, return statement or other document relating to Taxes, including any certificate, schedule or attachment hereto, and including any amendment thereof.

(o) Properties. (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and tangible assets have valid and enforceable leasehold interests in, all of its material properties (other than Intellectual Property) and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. Except as is not reasonably likely to have a Material Adverse Effect on the Company, all such properties (other than Intellectual Property) and tangible assets, other than properties and tangible assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.

(ii) Section 3.01(o)(ii) of the Company Letter sets forth a complete and accurate list as of the date of this Agreement of all material real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). No real property or interest in real property is owned by the Company or any of its Subsidiaries.

(iii) With respect to each Leased Real Property, (A) as of the date of this Agreement neither the Company nor any Subsidiary has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (B) neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(iv) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases to Leased Real Property to which it is a party and under which it is in occupancy, and each such material lease is a valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and accurate list of all patents, registered trademarks, tradenames, service marks, registered copyrights and pending applications for any of the foregoing owned by the Company or any of its Subsidiaries as of the date of this Agreement. Section 3.01(p)(i) of the Company Letter sets forth a complete and accurate list of all material Contracts under which the Company or any of its Subsidiaries is either a licensee or licensor of any material Intellectual Property and which are in effect as of the date of this Agreement, other than (1) nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice and (2) licenses to the Company for software that is generally available (such as off-the-shelf software, including Lotus 1-2-3, WordPerfect, Microsoft Office and the like) and generally available system development tools.

(ii) (A) To the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, free and clear of any Liens, all Intellectual Property necessary for or material to the conduct of its business as currently conducted, except where failures to own, be licensed or have rights to use Intellectual Property, individually or in the aggregate, are not reasonably likely to adversely affect the Company or any of its Subsidiaries in any material respect.

(B) All material issued patents, pending patent applications, registered trademarks and pending applications therefor, registered tradenames, registered service marks, registered copyrights and pending applications therefor of the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect, except to the extent that the Company has made a business judgment not to continue to register or maintain registered trademarks or registered service marks which are not currently used by the Company or any of its Subsidiaries.

(C) To the knowledge of the Company, as of the date of this Agreement none of the Company or any of its Subsidiaries or any of its or their current products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any material respect the Intellectual Property rights of any third party.

(D) As of the date of this Agreement there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services of the Intellectual Property rights of any third party.

(E) To the knowledge of the Company, no person or any of its products or services is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of its Subsidiaries.

(F) Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned or intended to be owned by the Company or any of its Subsidiaries, have assigned or otherwise transferred to the Company all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in any Intellectual Property material to the business of the Company that is owned or intended to be owned by the Company or any of its Subsidiaries except where the failure to do so is not reasonably likely to have a material adverse effect on a material product of the Company or its Subsidiaries and none of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Intellectual Property owned or intended to be owned by the Company or any of its Subsidiaries, have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such persons in the conception and development of any material Intellectual Property owned or intended to be owned by the Company or any of its Subsidiaries, and no such claim has been asserted or, to the knowledge of the Company, threatened, in each case other than claims that are not reasonably likely to have a material adverse effect on a material product of the Company or its Subsidiaries . To the knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted or proposed to be conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G) To the extent Third Party Software is currently distributed to customers of the Company or any of its Subsidiaries together with the Intellectual Property of the Company or any of its Subsidiaries, (1) all necessary licenses have been obtained, except where the failure to obtain any such license is not reasonably likely to have a material adverse effect on a material product of the Company or its Subsidiaries and (2) no royalties or payments in excess of $200,000 are due (or such royalties and payments are identified in Section 3.01(p)(G) of the Company Letter).

(H) None of the source code or other material trade secrets (other than trade secrets with respect to which the Company knowingly made a reasonable business judgment to not keep such trade secrets confidential) of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a written non-disclosure agreement that is in the standard form used by the Company or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the knowledge of the Company, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential. The current standard form of non-disclosure agreement used by the Company and its Subsidiaries has been made available to Parent prior to the date of this Agreement.

(I) Except as set forth in Section 3.01(p)(I) of the Company Letter, neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark or application therefor, service mark, registered copyright or application therefor since September 30, 2002.

(J) No licenses or rights have been granted to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company possesses the source code.

(K) The Company and each of its Subsidiaries have created and have safely stored back-up copies of all the Software of the Company and each of its Subsidiaries.

(L) The access to and use by the Company and its Subsidiaries of the software set forth in Section 3.01(p)(L) of the Company Letter is governed by the agreement specified with respect to such software in such Section 3.01(p)(L) of the Company Letter, and by no other Contract.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof. For purposes of this Agreement, “Software” shall mean all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code. The term “Software” shall also include all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases. For purposes of this Agreement, “Third Party Software” shall mean Software with respect to which a third party holds any copyright or other ownership right (and therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries).

(q) State Takeover Statutes; Company Certificate. The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement and the Merger, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation or other similar provision of the Company Certificate or the Company Bylaws is applicable to this Agreement, the Merger or compliance with the terms of this Agreement.

(r) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or the consummation of the Merger.

(s) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has provided Parent with complete and accurate copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the Merger incurred or to be incurred by the Company in connection with this Agreement and the Merger will not be inconsistent with the fees and expenses set forth in Section 3.01(s) of the Company Letter.

(t) Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of Credit Suisse First Boston LLC dated as of the date of this Agreement and addressed to the Board of Directors of the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the limitations, qualifications, procedures and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and the consummation of the Merger and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any Contract or Permit to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the compliance by Parent and Sub with the provisions of this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger.

(c) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and has engaged in no business other than in connection with the Merger.

(e) Capital Resources. Parent has sufficient cash or access to cash to pay the aggregate Merger Consideration and aggregate cash payments to be made in respect of Terminated Options pursuant to Section 5.04 hereof.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or as specifically contemplated by the Company Letter or this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by the Company Letter or this Agreement or with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options) or (D) take any action that would result in any amendment, modification or change of any term of any indebtedness (other than accounts payable to trade creditors) of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, phantom stock awards or other similar rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement);

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any material asset or group of assets other than, in the case of this clause (B), in the ordinary course of business consistent with past practice;

(v) subject to the second sentence of Section 4.01(a)(ix), sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except the licensing of its Intellectual Property and Software and sales of inventory and products or used equipment, in each such case in the ordinary course of business consistent with past practice and except for Permitted Liens or Liens incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any indebtedness other than ordinary course accounts payable to trade creditors or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (B) guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement condition of another person other than the Company or a Subsidiary or enter into any arrangement having the economic effect of any of the foregoing other than such arrangements for the benefit of the Company or any Subsidiary or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary and other than customary travel and other advances to employees, officers and directors in the ordinary course of business consistent with past practice;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that in the aggregate are in excess of $1,000,000;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges, settlements or satisfaction (1) in the ordinary course of business consistent with past practice or (2) required by the terms of any such claim, liability or obligation as in effect on the date of this Agreement, to the extent that, in the case of this clause (2), (x) such claim, liability or obligation is reflected or reserved against in the Company’s most recent financial statements contained in the Filed SEC Documents (for an amount not in excess of such reserve) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (y) such payment, discharge, settlement or satisfaction does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date and is in an amount of less than $1,000,000 individually or $2,000,000 in the aggregate, (B) waive the right to enforce, relinquish, release, transfer or assign (except for transfer or assignment to the Company or a Subsidiary) any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect or consent to any matter with respect to which its consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend or exercise any right to renew any lease or sublease of real property. Notwithstanding the foregoing, the Company may sublease (as sublessor) or assign leases for properties which the Company does not fully utilize; provided, that in each case (A) such sublease or assignment is consistent with commercial practice and (B) the Company shall have provided Parent with prior written notice of the material terms of the proposed sublease or assignment and not less than 48 hours to comment on such terms;

(x) modify or amend in any material respect or accelerate, terminate or cancel any material Contract or waive any right to enforce, relinquish, release, transfer or assign any rights or claims thereunder, in each case in a manner adverse to the Company in any material respect;

(xi) enter into any material Contract except in the ordinary course of business consistent with past practice;

(xii) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, enter into, terminate or amend any Benefit Plan or Benefit Agreement, other than offer letters entered into with new employees in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any Company Personnel, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Benefit Plan or Benefit Agreement in effect on the date of this Agreement, (C) pay or provide to any Company Personnel any benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (B) above, (D) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Contract, Benefit Plan or Benefit Agreement or (G) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii) form any subsidiary of the Company;

(xiv) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required as a matter of applicable Law or a Judgment applicable to the Company;

(xv) except as required by applicable Law or a Judgment applicable to the Company, enter into any Contract containing any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its subsidiaries in connection with or following the consummation of the Merger;

(xvi) except as required by applicable Law or a Judgment applicable to the Company, take any action (or omit to take any action) if such action (or omission) is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xvii) except as required by applicable Law or a Judgment applicable to the Company, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries or terminate (other than for cause) the employment of any Company Personnel who has an employment, severance or similar agreement or arrangement with the Company or any of its Subsidiaries;

(xviii) write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice other than those required by GAAP or applicable Law;

(xix) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property, taken as a whole;

(xx) enter into, extend or renew (A) any Contract or amendment thereof which contains any provision listed in Section 3.01(i)(i)(B), (C), (H)(2) or (L)(2), (B) any Contract or amendment thereof that grants any party the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative. Notwithstanding the foregoing, the Company may enter into, extend or renew any non-exclusive Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that with respect to this clause (C), (x) each such entry, extension or renewal is in the ordinary course of business and consistent with past practice and (y) the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xxi) enter into any Contract or material amendment to a Contract which contains any provision listed in Section 3.01(i)(i)(F), (I), (K), (M), (N) (other than alliance agreements or amendments thereto entered into in the ordinary course of business consistent with past practice), (O) (other than customer Contracts or amendments thereto entered into in the ordinary course of business consistent with past practice, or as required by applicable Law), (Q) or (S);

(xxii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. (i) During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all material Tax Returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions) and all Post-Signing Returns shall be complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries will timely pay all Taxes due and payable in respect of such Post-Signing Returns; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with past practice for all Taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably delayed; (v) none of the Company or any of its Subsidiaries will make or change any material Tax election without Parent’s consent, which consent shall not be unreasonably withheld; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and Tax audits.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(c) Contact Person. Promptly, and in any event within two business days following the execution of this Agreement, Parent shall designate one or more contact persons who are authorized by Parent to consent to any of the matters set forth in this Section 4.01, including e-mail and other contact information for such persons. Notwithstanding Section 8.02 hereof, delivery of notices, requests for consents and other matters provided to such person may be made by e-mail or other electronic format as the parties shall reasonably agree.

SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct each director, officer, investment banker and attorney of the Company and its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action knowingly to assist or facilitate, any Takeover Proposal or any inquiries or the making of any proposal that is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited after the date of this Agreement and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and (d), (A) furnish, or cause its Subsidiaries to furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are substantially equivalent to the terms of the Confidentiality Agreement dated July 15, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been or is provided on a prior or concurrent basis to Parent and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer from any person (other than Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) assets or businesses that constitute or represent 15% or more of the total revenue, net income or operating assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Company’s Subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above, in each case other than the Merger.

For purposes of this Agreement, the term “Superior Proposal” means any bona fide binding written offer not solicited after the date of this Agreement by or on behalf of the Company or any of its Subsidiaries made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger, taking into account any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or propose the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or resolve or agree to take any such action or (iv) rescind or modify in any material respect the resolutions of the Board of Directors or any committee thereof in respect of this Agreement and the transactions contemplated hereby. Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 4.02(c), if the Board of Directors of the Company or any committee thereof determines in its good faith judgment that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, the Board of Directors of the Company or any committee thereof, as applicable, may (and may agree or resolve to) make an Adverse Recommendation Change.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly, and in any event within 24 hours after any director, officer, investment banker or attorney of the Company becomes aware of any request for information that relates to or contemplates a Takeover Proposal or of any Takeover Proposal or of any inquiry that is reasonably likely to lead to any Takeover Proposal, advise Parent of such request, Takeover Proposal or inquiry (each, a “Disclosable Communication”) and of the terms and conditions of such Disclosable Communication (including, if it is in writing, by providing a copy thereof) and the identity of the person making any such Disclosable Communication. On each day following the receipt of a Disclosable Communication, the Company shall cause its outside counsel to spend an amount of time requested by Parent’s outside counsel (which shall not exceed 30 minutes on any day) answering questions asked by Parent’s outside counsel relating to such Disclosable Communication, the status thereof, any amendments thereto, or any discussions or communications relating thereto, which questions shall be answered in good faith by the Company’s outside counsel to the best of his or her knowledge. In addition, the Company shall provide Parent with any written proposals, markups, term sheets, amendments, drafts of agreements, issues lists and similar written documents exchanged between the Company or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, investment bankers, attorneys, accountants or other advisors, on the other hand, relating to such Disclosable Communication as promptly as reasonably practicable following a request therefor from Parent, provided that such documents are readily available to the Company or its outside counsel, and provided further that such request would not in the reasonable good faith judgment of the Company impose a material administrative burden on the Company.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the Board of Directors of the Company or any committee thereof determines in its reasonable good faith judgment that the failure so to disclose is reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action that is reasonably likely to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) Subject to the reasonable cooperation of Parent, as promptly as practicable following the date of this Agreement, and in any event no later than the last business day of calendar year 2005, the Company shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur on the 10th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the filing of the preliminary Proxy Statement with the SEC or if not practicable, then as promptly as practicable thereafter. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) if the Company shall not have made an Adverse Recommendation Change, shall include in such document or response all comments reasonably proposed by Parent and (iii) if the Company shall not have made an Adverse Recommendation Change, shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Agreement shall be construed to limit the right of Parent to file and mail a proxy statement in respect of the Merger that is separate from and in addition to the Proxy Statement. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Each of Parent and the Company shall bear and pay one-half of the cost of printing and mailing the Proxy Statement and any supplement thereto; provided that each of Parent and the Company shall bear and pay 100% of the cost of printing and mailing its own supplemental proxy statement in the event that Parent elects to print and mail a proxy statement separate from and in addition to the Proxy Statement.

(b) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent for inclusion or incorporation for reference therein. Parent agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), which shall be held on February 13, for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) (i) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable or (ii) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b)(i), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement.

SECTION 5.02. Access to Information; Confidentiality. (a) Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives all reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers, employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of KPMG LLP, subject to the requirements of KPMG LLP). Subject to the requirements of applicable Law, following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel, and review the personnel records and such other information concerning such Company Personnel as Parent may reasonably request (provided that such personnel records and other such information shall be made available by the Company only at the offices of the Company). No investigation by Parent or any of its Representatives and no other receipt of information by Parent or its Representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, its Subsidiaries and their respective directors, officers, employees and other advisors and representatives confidential in accordance with, and subject to the exceptions contained in, the Confidentiality Agreement.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent reasonably requested by Parent, provide Parent with (i) a complete and accurate list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and accurate copies of each FCC License, (iii) the address and physical location of the device(s) covered by each FCC License, (iv) a written description of the purpose of the device(s) covered by each FCC License, (v) complete and accurate copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (vi) all reasonable information necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c) Subject to applicable Law, the Company and Parent shall, and shall cause each of their respective subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its subsidiaries during the period from and after the Effective Time.

SECTION 5.03. Reasonable Best Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the

Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement and use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its subsidiaries be obligated to litigate any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity, shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand and shall keep the other party apprised of the status thereof, subject to applicable Law.

(b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material (individually or in the aggregate) operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations or warranties of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, in the reasonable judgment of the Company, material (individually or in the aggregate) to the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (2) is reasonably likely to result in any condition set forth in Article VI not being satisfied;

(B) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement;

(C) any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement;

(D) any material notice or other material communication from any Governmental Entity in connection with the Merger, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s written notice;

(E) any filing made by the Company with any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to Parent (other than portions of such filing that include confidential information not directly related to the transactions contemplated by this Agreement) together with the Company’s written notice; and

(F) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that are material, individually or in the aggregate, or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement provided, further, that the failure of the Company to provide such notice shall not be a breach of this Agreement for purposes of Section 6.02(b) unless such failure materially prejudices Parent.

(iii) Except as prohibited by applicable Law, Parent shall give prompt notice to the Company of:

(A) the occurrence of any matter or event that is reasonably likely to result in any condition set forth in Article VI not being satisfied;

(B) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement;

(C) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the Company together with Parent’s written notice;

(D) any filing made by Parent with any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to the Company (other than portions of such filing that include confidential information not directly related to the transactions contemplated by this Agreement) together with Parent’s written notice;

(E) any notice of any material claims (except claims for benefits payable in the normal operation of Benefits Plans) involving any Benefit Plan or Benefit Agreement; and

(F) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that are material or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that the failure of Parent to provide such notice shall not be a breach of this Agreement for purposes of Section 6.03(b) unless such failure materially prejudices the Company.

(c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to this Agreement, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

SECTION 5.04. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) at the Effective Time, each outstanding Stock Option that is vested and unexercised (each, a “Terminated Option”) shall be canceled, with the holder of each Terminated Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Terminated Option, multiplied by (B) the number of shares of Company Common Stock subject to such Terminated Option; provided that all amounts payable pursuant to this clause (i) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, without interest;

(ii) each Stock Option that is unvested at the Effective Time (each, a “Substituted Option”) shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Substituted Option, the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Substituted Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the Effective Time occurs at an exercise price per share of Parent Common Stock equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Substituted Option divided by (B) the Option Exchange Ratio (each, as so adjusted, an “Adjusted Option”); provided that such exercise price shall be rounded up to the nearest whole cent; provided further that any Substituted Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), and that may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Adjusted Options (it being understood that it is the intention of the parties that Substituted Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as “incentive stock options” (as defined in Section 422 of the Code), to the extent that such Substituted Options qualified as “incentive stock options” prior to the Effective Time);

(iii) make such other changes to the Company Stock Plans as Parent and the Company may reasonably agree are appropriate to give effect to the Merger;

(iv) except as expressly required pursuant to this Section 5.04, take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the Substituted Options to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to the corresponding Adjusted Options after giving effect to the Merger, subject to any acceleration of vesting thereof pursuant to the terms of any Contract described in Section 3.01(m)(v) of the Company Letter;

(v) take all steps reasonably requested by Parent to modify the Company Stock Plans to provide for the issuance of Parent Common Stock with the intention that any shares of Company Common Stock that immediately prior to the Effective Time remain available for issuance under the Company Stock Plans (the “Residual Stock Plan Shares”) shall be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Stock Plan Shares and the Option Exchange Ratio (the “Assumed Shares”) and such Assumed Shares shall be available for issuance after the Effective Time pursuant to grants of options or other equity awards by Parent under the Company Stock Plans or any other plan of Parent or any of its affiliates; and

(vi) immediately prior to the Effective Time, each outstanding unexercised Stock Option held by each member of the Board of Directors of the Company (other than any such member who is also an employee of the Company) shall become fully vested.

(b) Subject to the adjustments required by Section 5.04(a) after giving effect to the Merger, at the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Substituted Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time. Notwithstanding the foregoing, Parent may assume the Adjusted Options under an existing equity incentive plan.

(c) As soon as reasonably practicable following the Effective Time, Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options or (ii) assume the Adjusted Options under an existing equity incentive plan with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Options may remain outstanding.

(d) As soon as reasonably practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Adjusted Options and that such Adjusted Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

(e) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

(f) The Company shall take any actions with respect to the ESPP as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) each purchase right under the ESPP outstanding immediately before the Effective Time shall be canceled by refunding the payroll deductions of each then current participant in the ESPP for the then current Accumulation Period (as defined in the ESPP) in effect under the ESPP (each, an “ESPP Accumulation Period”), (iv) there shall not be any additional ESPP Accumulation Periods commencing following the date of this Agreement under the ESPP and (v) the ESPP shall be suspended following the close of the current ESPP Accumulation Period and shall terminate, effective upon the last business day before the Effective Time.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause the successors and assigns of the Surviving Corporation to comply with the obligations of the Surviving Corporation set forth in this Section 5.05.

(c) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided, however, that in no event shall Parent be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from February 12, 2005 to, and including, February 12, 2006 for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $922,750); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $2,768,250 in the aggregate.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) Parent shall cause the Surviving Corporation to comply with all its obligations under this Section 5.05.

SECTION 5.06. Fees and Expenses. (a) Except as expressly set forth in the last sentence of Section 5.01(a) or in this Section 5.06, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that: (i) a Takeover Proposal has been made known to the Company or any person has announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to (1) Section 7.01(b)(i) (but only if the Stockholders Meeting shall not have been held by the date that is five business days prior to the date of such termination), (2) Section 7.01(b)(iii) (but only if such Takeover Proposal shall have been publicly announced) or (3) Section 7.01(d) and (B) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%); or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then the Company shall pay Parent a fee equal to $16,400,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (y) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of such events.

(c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

SECTION 5.08. Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

SECTION 5.09. Certain Pre-Closing Actions. Subject to applicable Law, prior to the Closing, the Company shall take all actions set forth on Schedule 5.09 to this Agreement; provided, however, that the Company shall not be required to take any action that would unreasonably interfere with the normal operation of its business.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) which has the effect of preventing the consummation of the Merger shall be in effect.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity, that has a reasonable likelihood of success (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any damages that are material (individually or in the aggregate) in relation to the value of the Company and its Subsidiaries, taken as a whole; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(d) Legal Restraint. No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on or with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all its obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to the exceptions set forth in Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by May 31, 2006 (the “Termination Date”) for any reason;

(ii) if any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat;

(c) by Parent in the event an Adverse Recommendation Change has occurred;

(d) by Parent in the event the Board of Directors of the Company fails to publicly reaffirm its recommendation of the adoption of this Agreement within ten business days of a written request by Parent for such reaffirmation;

(e) by Parent if (i) any condition to closing set forth in Section 6.01(b) or Section 6.02 is incapable of being satisfied prior to the Termination Date (including after taking into account any ability of the Company to cure any breach of any representation, warranty, covenant or other agreement herein prior to the Termination Date), (ii) the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and which breach is capable of being cured by the Company by the Termination Date, but the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (iii) any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; provided, however, that Parent shall not have the right to terminate this Agreement under clause (i) or (ii) of this Section 7.01(e) if any breach of this Agreement by Parent shall have been a principal cause of the failure of such condition to be satisfied; or

(f) by the Company, if (i) any condition to closing set forth in Section 6.01(b) or Section 6.03 is incapable of being satisfied prior to the Termination Date (including after taking into account any ability of Parent to cure any breach of any representation, warranty, covenant or other agreement herein prior to the Termination Date) or (ii) Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and which breach is capable of being cured by Parent by the Termination Date, but Parent does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(f) if any breach of this Agreement by the Company shall have been a principal cause of the failure of such condition to be satisfied.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, except for the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which willful or intentional breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which sets forth the substance of such extension or waiver, including in accordance with Section 8.12. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Subject to Section 8.12, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or e-mail or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation

New Orchard Road

Armonk, NY 10504

Attention: Archie Colburn

Facsimile: (914) 499-7803

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Scott A. Barshay, Esq.

Facsimile: (212) 474-3700

if to the Company, to:

Micromuse Inc.

650 Townsend Street

Suite 475

San Francisco, CA 94103

Attention: General Counsel

Facsimile: (415) 568-9952

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street

Twenty-Fifth Floor

Los Angeles, CA 90071

Attention: Robert R. Carlson, Esq.

   Carl R. Sanchez, Esq.

Facsimile: (213) 627-0705

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.

(b) “Company Letter” means the letter dated December 20, 2005 delivered by the Company to Parent.

(c) “Company Product” means the current or generally available version of any of the Company’s products listed on Section 8.03(c) of the Company Letter.

(d) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge after reasonable inquiry and investigation, of the officers of the Company listed on Section 8.03(d) of the Company Letter.

(e) as it relates to the Company and/or any of its Subsidiaries, to have “made available” or “provided” any document means to have included such document (in complete and accurate form) in, and not withdrawn such document from, the electronic “data room” to which Parent was granted access prior to the date of this Agreement.

(f) “Material Adverse Effect” on or with respect to the Company means any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate is reasonably likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) result in a material impairment on Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that no state of facts, change, development, event, occurrence, action or omission to the extent resulting from any of the following shall be deemed to constitute, in and of itself, a Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Material Adverse Effect: (A) general, legal, market, economic or political conditions affecting the industries in which the Company participates, provided that such conditions do not have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, (B) changes affecting general worldwide economic or capital market conditions, provided that such changes do not have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, (C) the pendency or announcement of this Agreement, including without limitation any customer, employee or supplier reaction to the identity of Parent, (D) any litigation brought or threatened by stockholders of the Company or Parent (whether on behalf of the Company, Parent or otherwise) asserting allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with this Agreement, (E) any action required to comply with the rules and regulations of the SEC or the SEC comment process as such process applies to the Proxy Statement, (F) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect), (G) the Company’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions or published industry analyst expectations (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect), (H) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement (including changes with respect to requirements to expense stock options), (I) actions or omissions of the Company or any of its Subsidiaries taken with the prior written approval or consent of Parent or (J) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, provided that no such event has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole.

(g) “Parent Contract” means any Contract (i) to which each of (A) the Company or a Subsidiary and (B) Parent or a subsidiary of Parent is a party or (ii) entered into by the Company or a Subsidiary with a third party pursuant to Parent and the Company’s reseller relationships, provided that with respect to this clause (ii), Parent is a party to, or recognizes revenue under, such Contract.

(h) “Permit” means any certificate, permit, license, franchise, approval, concession, qualification, registration, certification and similar authorization from any Governmental Entity.

(i) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

(j) a “subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists.

(k) a “Subsidiary” means each subsidiary of the Company.

SECTION 8.04. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Letter and the Exhibit and Schedules to this Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and (b) except for the provisions of Section 5.05 is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing, which writing may be in e-mail or other electronic format delivered by a person designated by such party as the contact person for such consents or approvals whether or not such person is an authorized signatory, officer or employee of such party.

SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

by		/s/ David L. Johnson
	Name:	David L. Johnson
	Title:	VP Corporate Development

ROOSTER ACQUISITION CORP.,

by		/s/ John P. Gianukakis
	Name:	John P. Gianukakis
	Title:	Assistant Treasurer

MICROMUSE INC.,

by		/s/ Lloyd A. Carney
	Name:	Lloyd A. Carney
	Title:	Chairman of the Board and Chief Executive Officer